Exhibit 3.16

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CMP SUSQUEHANNA RADIO HOLDINGS CORP.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, CMP Susquehanna Radio Holdings Corp. has adopted this Amended and Restated Certificate of Incorporation restating and further amending its Certificate of Incorporation, as heretofore amended, which Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation in accordance with the provisions of said Sections 242 and 245.

The undersigned further certifies that (i) the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 14, 2006, under the name CMP Susquehanna Guarantor Corp., which name was subsequently changed by amendment, and (ii) the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated in full as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is CMP Susquehanna Radio Holdings Corp.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the Corporation is authorized to issue is 40,000,000, divided into two classes consisting of: (i) 20,000,000 shares of Common Stock, $.01 par value per share, and (ii) 20,000,000 shares of Preferred Stock, $.01 par value per share, of which 10,000,000 shares shall be “Series A Preferred Stock,” having the relative powers, preferences and other special rights, and qualifications, limitations and restrictions thereon, as set forth in Appendix A attached hereto and made a part of this Amended and Restated Certificate of Incorporation.

The Board of Directors is expressly authorized to issue shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and other special rights, and qualifications, limitations and restrictions, of all shares of such series. The authority of the Board of Directors with respect to each Series shall include, without limiting the generality of the foregoing, the determination of any or all of the following: (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series; (b) the voting powers, if any, and whether such voting powers are full or limited in such series; (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series; (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company; (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company or any other corporation, and the price or prices or the rates of exchange applicable thereto; (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation; (h) the provisions, if any, of a sinking fund applicable to such series; and (i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof; all as shall be determined from time to time by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock and set forth in a certificate of designations.

ARTICLE V

ELECTION BY WRITTEN BALLOT NOT REQUIRED

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VI

LIMITATION OF LIABILITY OF DIRECTORS

To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS

Each person who is or was or had agreed to become a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby execute this Amended and Restated Certificate of Incorporation effective as of the 26th day of March, 2009.

CMP SUSQUEHANNA RADIO HOLDINGS CORP.

By:	/s/ Richard S. Denning

Name: Richard S. Denning

Title: Vice President, Secretary and General Counsel

APPENDIX A

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TERMS OF SERIES A PREFERRED STOCK

OF CMP SUSQUEHANNA RADIO HOLDINGS CORP.

Section 1. Amount: Stated Value.

The number of shares of the Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), constituting such Series shall be 10,000,000. The “Stated Value” per share of the Series A Preferred Stock shall initially be $10.00, as adjusted for any stock dividends, combinations, splits or the like with respect to the Series A Preferred Stock occurring after the first date of issuance of shares of Series A Preferred Stock (the “Issue Date”).

Section 2. Ranking.

The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, rank (i) senior to the common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) and senior to all classes and series of Capital Stock of the Corporation now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series A Preferred Stock or which do not specify their rank (collectively with the Common Stock, “Junior Securities”) (ii) on a parity with each other class of Capital Stock or series of Preferred Stock authorized or issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock (collectively, “Parity Securities”); and (iii) junior to each other class of Capital Stock or other series of Preferred Stock of the Corporation issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock (collectively, “Senior Securities”).

Section 3. Dividends and Distributions: Limitation on Dividends and Repurchases.

(a) The holders of shares of Series A Preferred Stock, in preference to the holders of any Junior Securities, shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors (the “Board”) out of funds of the Corporation legally available therefor, cumulative dividends on the Series A Preferred Stock, which shall accrue at an annual rate per share equal to 9.875% of the Stated Value, from and after the date of issuance of such shares and for so long as any shares of Series A Preferred Stock remain outstanding. Dividends shall be (i) calculated and compounded semiannually, (ii) cumulative, whether or not declared or paid, and will accrue and be payable semiannually, in arrears, on May 15 and November 15 (each such date referred to herein as a “Dividend Payment Date”), to holders of record as of the immediately preceding May 1, and November 1, respectively (each such date referred to as a “Dividend Record Date”), except that if any Dividend Payment Date is not a Business Day, then they shall be payable on the next succeeding Business Day, commencing on the first Dividend Payment Date following the date of issuance of such shares; and (iii) payable in additional shares of Series A Preferred Stock (including fractional shares; provided, however, that the Company may, at its option, pay cash in lieu of issuing fractional shares) having an aggregate Stated Value equal to the amount of such dividends (“Dividend Shares”). The issuance of such Dividend Shares shall constitute payment of the related dividend for all purposes of this Certificate of Incorporation. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days actually elapsed over a 30-day period, and will be deemed to accrue on a daily basis.

(b) No dividends shall be declared or paid, or funds set apart for the payment of dividends on, any Junior Securities or Parity Securities for any period unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock in respect of all dividend payment periods terminating on or prior to the date of such declaration or payment shall have been, or contemporaneously are, declared and paid in full.

(c) No Junior Securities or Parity Securities shall be repurchased, redeemed or otherwise acquired or retired for value by the Corporation, and no monies shall be paid into or set apart or made available for a sinking or other like fund for the repurchase, redemption or other acquisition or retirement for value of any Junior Securities or Parity Securities by the Corporation, unless, in any such case, full cumulative dividends on all outstanding shares of the Series A Preferred Stock in respect of all dividend periods terminating on or prior to the date of such repurchase, redemption or other acquisition or retirement shall have been, or contemporaneously are, declared and paid in full.

Section 4. Voting Rights.

(a) Except as may be otherwise expressly provided in the Certificate of Incorporation or as expressly required by the Delaware General Corporation Law, the Series A Preferred Stock shall have no voting rights and the vote or consent of the holders of the Series A Preferred Stock shall not be required for the taking of any corporate action. Each share of Series A Preferred Stock shall entitle the holder thereof to one vote per share of Series A Preferred Stock on all matters to be voted upon by the Series A Preferred Stock.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the shares of the Series A Preferred Stock then outstanding, the Corporation shall not: (i) amend, alter, or repeal its Certificate of Incorporation or its Bylaws (whether by merger, consolidation, reclassification, combination, or otherwise), or waive any provisions thereof, in a manner that would materially and adversely affect the rights, preferences, privileges, or powers of the Series A Preferred Stock; provided, however, that no amendment, alteration or repeal shall be made that has a disproportionate effect on any holder of Series A Preferred Stock in a manner different than other holders of Series A Preferred Stock; (ii) authorize, create, increase the authorized amount of, or issue any class or series, or any shares of any class or series, of Senior Securities or Parity Securities; (iiii) declare, pay, or set apart for payment, any dividends or any other distributions of any sort by the Corporation in respect of any Junior Securities or Parity Securities; or (iv) consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole. In addition, so long as any shares of Series A Preferred Stock are outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of 80% of the shares of Series A Preferred Stock then outstanding, the Corporation shall not, directly or indirectly, purchase, redeem or otherwise acquire or retire for value any Junior Securities or Parity Securities, or any securities exercisable or exchangeable for Junior Securities or Parity Securities.

(c) Notwithstanding anything to the contrary in Section 4(b), the Corporation will be able to issue Senior Securities or Parity Securities, and will be authorized without the vote or consent of the Series A Preferred Stock to make necessary amendments to its Certificate of Incorporation to effect the same: (1) to any creditor or shareholder that does or would, upon the Corporation’s liquidation or dissolution, hold a claim that is, or would be, as applicable, senior to the Series A Preferred Stock upon the Corporation’s liquidation or dissolution (a “Senior Claim”) if such new Senior Securities or Parity Securities are issued solely in exchange for, or in partial or complete permanent satisfaction of, such Senior Claim; or (2) in an offering of Senior Securities or Parity Securities solely for cash, if the proceeds thereof are used to repurchase Indebtedness, Senior Securities or, if new Parity Securities are being offered, Parity Securities, and to pay all reasonable expenses (other than any management or other fees to the Consortium) incurred in connection therewith; provided, in the case of either clause (1) or (2) above, (A) if the new Senior Securities or Parity Securities to be offered provide for a cumulative dividend that is payable only when, as and if declared by the Board, then the initial aggregate original issue price or stated value of such new Senior Securities or Parity Securities to be offered, plus the amount of the dividend thereon that would accumulate if no dividend thereon were paid in the first 36 months after initial issuance thereof, cannot, in the aggregate, exceed the aggregate amount of the existing Senior Claims, Senior Securities or Parity Securities, or Indebtedness, satisfied with the proceeds thereof, and (B) assuming the dividend, whether or not accumulating, on the new Senior Securities or Parity Securities were paid in full, the total cash outlay by the Corporation in respect thereof must not exceed the total cash outlay required by interest or dividend payments on the Senior Claims, Senior Securities or Parity Securities, or Indebtedness, satisfied with the proceeds thereof or exchanged therefor; and, provided further, in the case of clause (2) above, if any member of the Consortium purchases such new Senior Securities or Parity Securities, then the holders of the Series A Preferred Stock will, as a group, be given the opportunity to purchase, pro rata, in proportion to their respective holdings of Series A Preferred Stock, the percentage of the total new Senior Securities or Parity Securities to be offered that is equal to the percentage of the Common Stock for which the Warrants are initially exercisable, and the Corporation shall provide to each holder of Series A Preferred Stock written notice of such proposed offering, including a reasonable description of the terms and timing thereof, in accordance with Section 13. Each holder of Series A Preferred Stock shall have 30 days after the date of such notice to elect whether to so participate in such offering by notifying the Corporation in writing, specifying the amount of securities such holder desires to purchase.

(d) Notwithstanding anything to the contrary in Section 4(b), the Corporation shall be permitted to declare and pay dividends:

(1) to Holdings for payment to Cumulus pursuant to the Management Agreement of (i) management fees in an aggregate amount in any fiscal year not to exceed the amount of the fee set forth in the Management Agreement (which shall in no event exceed the greater of $4.0 million or 4% of “Adjusted EBITDA” (as defined in the Management Agreement as in effect on the Issue Date) for such fiscal year) for any fiscal year, (ii) any related expenses, including professional and similar third party expenses payable under the Management Agreement, (iii) any termination fees pursuant to the Management Agreement not to exceed the amount set forth in the Management Agreement as in effect on the Issue Date and (iv) any amounts described in (i) above, the payment of which has been deferred in the Management Agreement as in effect on the Issue Date, and interest accrued thereon; and

(2) in amounts required for any direct or indirect parent companies of the Corporation to pay, in each case without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Corporation and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, on condition that in each case the amount of such payments in any fiscal year does not exceed the amount that the Corporation and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Corporation, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity,

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Corporation to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Corporation and its Restricted Subsidiaries,

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Corporation to the extent such costs and expenses are attributable to the ownership or operation of the Corporation and its Restricted Subsidiaries, and

(E) reasonable fees and expenses other than to Affiliates of the Corporation related to any unsuccessful equity or debt offering of such parent entity.

Section 5. Reacquired Shares.

Any shares of Series A Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares shall upon their cancellation (and compliance with any applicable provisions of the laws of the State of Delaware) become authorized but unissued shares of Preferred Stock and may be redesignated and reissued as part of any other series of Preferred Stock, subject to the conditions or restrictions on authorizing, or creating, or issuing any class or series, or any shares of any class or series, set forth in Section 4.

Section 6. Liquidation, Dissolution, or Winding Up.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”) whether voluntary or involuntary, no holders of Junior Securities shall receive, by reason of their ownership thereof, any payment or distribution of any of the assets of the Corporation until the holders of the shares of Series A Preferred Stock then outstanding, by reason of their ownership thereof, shall have first received an amount in cash per share of Series A Preferred Stock equal to 100% of the Stated Value thereof, plus an amount in cash equal to the Stated Value of all Dividend Shares representing dividends accrued but not yet paid on such share of Series A Preferred Stock pursuant to Section 3, whether or not declared “Accrued Dividends”) to the date of liquidation, dissolution or winding up (such amount, the “Liquidation Preference”). If, upon the occurrence of any Liquidation Event, the assets and funds of the Corporation available to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, together with any payments due to holders of Parity Securities on such an event, then the holders of Junior Securities shall not receive, by reason of their ownership thereof, any payment or distribution of any of the assets of the Corporation, and the holders of all such shares of Series A Preferred Stock and any Parity Securities shall share ratably in any distribution of assets of the Corporation in accordance with the amounts that would be payable on any such distribution if the full Liquidation Preference and the amounts to which holders of outstanding shares of Parity Securities are entitled were paid in full.

(b) For purposes of this Section 6, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a Liquidation Event, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

Section 7. Redemption; Rights upon a Change of Control.

(a) At any time from and after the Issue Date, any outstanding shares of the Series A Preferred Stock may be redeemed for cash, in whole or in part, by the Corporation, pursuant to the terms and conditions of this Section 7. In addition, upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock, upon written election received by the Corporation not later than 30 days after the notice provided by the Corporation in accordance with the next succeeding sentence, may require the Corporation to, as promptly as practicable following receipt of such election from such holder, redeem all shares of the Series A Preferred Stock of such holder out of funds of the Corporation legally available therefor. The Corporation shall provide prompt written notice to each holder of outstanding Series A Preferred Stock of any Change of Control in accordance with Section 13.

(b) At least 30 days, but no more than 60 days, prior to the dated fixed by the Corporation for redemption (the “Redemption Date”) the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series A Preferred Stock in accordance with Section 13 setting forth (i) the Redemption Date, (ii) in the case of a redemption other than in connection with a Change of Control, the number of shares of Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the Redemption Price (as defined below), including a calculation thereof, and (iv) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares of Series A Preferred Stock, then it shall redeem such shares pro rata from the holders thereof (based upon the portion of the aggregate Redemption Price payable to each holder) to the extent possible, and shall redeem the remaining shares to be redeemed as soon as sufficient funds arc legally available. For purposes of this Section 7, “Redemption Price” means for each share of Series A Preferred Stock (i) in the case of a redemption by the Corporation other than in connection with a Change of Control, (A) 109.875% of the Stated Value, if the Redemption Date occurs less than 12 months after the Issue Date, (B) 104.9375% of the Stated Value, if the Redemption Date occurs between 12 and 18 months (inclusive) of Issue Date, or (C) 100% of the Stated Value, if the Redemption Date occurs more than 18 months after the Issue Date, plus, in the case of each of the foregoing clauses (A), (B) and (C), an amount in cash equal to any Accrued Dividends on such share of Series A Preferred Stock to be redeemed; and (ii) in the case of mandatory redemption in connection with a Change of Control, an amount in cash equal to 100% of the Stated Value, plus an amount in cash equal to any Accrued Dividends on such shares of Series A Preferred Stock to be redeemed payable no later than the date of the consummation of the Change of Control.

(c) On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation or its agent in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), including the right to receive dividends thereon, shall cease and terminate with respect to such shares; provided, however, that any accrued but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a dividend period will not be paid to the holder entitled to receive the

Redemption Price on the Redemption Date, but rather will be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date; provided further, that in the event that shares of Series A Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series A Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(d) Notwithstanding anything in this Section 7 to the contrary, the redemption rights of the holders of the Series A Preferred Stock set forth herein are expressly subject to the prior repayment in full of all term loans, revolving credit loans, swing line loans and other extensions of credit and other obligations that are accrued and payable under, and the termination of all term commitments and revolving credit commitments of the lenders under, the Senior Credit Agreement.

Section 8. Board Observer; Information Rights.

(a) So long as at least 20% of the shares of the Series A Preferred Stock issued in the Exchange Offer remain outstanding, the holders of record of the Series A Preferred Stock, acting as a separate class by majority vote or written consent, shall be entitled to designate an individual (the “Board Observer”), which individual must be reasonably acceptable to the Board, whom the Board or the Corporation shall invite to attend all meetings of the Board and committees thereof (with each such invitation provided to the Board Observer at the same time as notice of such meeting is made to the members of the Board and in any event in compliance with the Bylaws and the Delaware General Corporation Law as if the Board Observer were a member of the Board) in a non-voting observer capacity and, in addition, the Corporation shall provide to the Board Observer copies of all notices, minutes, consents and other materials that it provides to its directors generally at the same time it provides such materials to members of the Board generally. The Board Observer may from time to time be removed by the holders of a majority of the shares of Series A Preferred Stock then outstanding, acting as a separate class by majority vote or written consent, and replaced by such holders with another individual reasonably acceptable to the Board.

(b) To the extent required to permit the outstanding shares of the Series A Preferred Stock to be sold without registration under the Securities Act, the Corporation will make publicly available the information concerning the Corporation specified in Rule 144(c)(2) under the Securities Act. Publishing such information to the corporate website of Cumulus shall be deemed to satisfy the requirements of this Section 8(b) that such information be made publicly available.

(c) So long as at least 20% of the shares of the Series A Preferred Stock issued in the Exchange Offer remain outstanding, the Corporation will, at least once per calendar quarter convene conference calls in which holders of the Series A Preferred Stock may participate to apprise such holders of business developments and operating results relating to the Corporation.

Section 9. Asset Sales.

(a) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to cause, make or suffer to exist an Asset Sale, unless:

(1) the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Corporation) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Corporation or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that the amount of:

(A) any liabilities (as shown on the Corporation’s or such Restricted Subsidiary’s, as applicable, most recent balance sheet or in the footnotes thereto) of the Corporation or such Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Corporation and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(B) any securities received by the Corporation or such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Corporation or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 390 days after the receipt of any Net Proceeds of any Asset Sale, the Corporation or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under the Senior Indebtedness, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto); or

(C) indebtedness of a Restricted Subsidiary,

(2) to make (A) an Investment in any one or more businesses, on condition that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Corporation or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets, in each of (A), (B) and (C), used or useful in a Similar Business, or

(3) to make an investment in (A) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Corporation or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) acquisitions of other assets that, in each of (A), (B) and (C), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided, however, that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Corporation or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds arc applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) The Corporation and its Restricted Subsidiaries shall not be required to comply with this Section 9 if the Corporation or any of its Restricted Subsidiaries is required to transfer any asset into a trust for FCC regulatory purposes and such trust is then required by the FCC or other governmental entity to sell or otherwise dispose of such asset, so long as in each case any Net Proceeds received by the Corporation and its Restricted Subsidiaries are applied in accordance with this Section 9.

(d) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 9(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Corporation shall make an offer to all holders of the Series A Preferred Stock (an “Asset Sale Offer”), to purchase the maximum number of shares of Series A Preferred Stock that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to the Stated Value thereof, plus the Stated Value of Accrued Dividends, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth herein. The Corporation shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10.0 million by mailing notice to each holder of shares of Series A Preferred Stock in accordance with Section 13.

To the extent that the aggregate purchase price as set forth above for the number of shares of Series A Preferred Stock tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Corporation may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained herein. If the aggregate purchase price as set forth above for the number of shares of Series A Preferred Stock tendered by such holders thereof exceeds the amount of Excess Proceeds, then the Corporation shall purchase the shares of

Series A Preferred Stock so tendered pro rata from the holders thereof (based upon the aggregate purchase price payable to each such holder). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

(e) Pending the final application of any Net Proceeds pursuant to this Section 9, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the terms of the Series A Preferred Stock.

(f) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions hereof, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described herein by virtue thereof.

(g) Notwithstanding anything in this Section 9 to the contrary, if the Corporation is prohibited under the terms of the Senior Credit Agreement from purchasing or acquiring shares of Series A Preferred Stock in accordance with this Section 9, and if the Corporation does not obtain any required consent under the Senior Credit Agreement or repay its obligations under the Senior Credit Agreement, then the failure of the Corporation to repurchase shares of Series A Preferred Stock in accordance with the provisions of this Section 9 shall not constitute a violation of the terms of the Series A Preferred Stock.

Section 10. Limitation on Incurrence of Indebtedness.

(a) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness); provided, however, that the Corporation may incur Indebtedness (including Acquired Indebtedness) and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), if the Leverage Ratio on a consolidated basis for the Corporation and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would not have been greater than 7.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The provisions of Section 10(a) shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Corporation or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $800.0 million outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder after the Issue Date with Net Proceeds from an Asset Sale or series of related Asset Sales;

(2) the incurrence by CMPSC and any Subsidiary Guarantor of Indebtedness represented by the Notes (including any Guarantee):

(3) Indebtedness of the Corporation and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 10(b));

(4) Indebtedness (including Capitalized Lease Obligations) incurred by the Corporation or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed $10.0 million at any time outstanding, together with all other Indebtedness issued and outstanding under this clause (4) of this Section 10(b);

(5) Indebtedness incurred by the Corporation or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Corporation or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, on condition that:

(A) such Indebtedness is not reflected on the balance sheet of the Corporation, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(A) of this Section 10(b)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Corporation and its Restricted Subsidiaries in connection with such disposition.

(7) Indebtedness of the Corporation to a Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Corporation or another Restricted Subsidiary or any collateral agent under the Credit Facilities) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Corporation or another Restricted Subsidiary; provided, that any subsequent transfer of any such Indebtedness (except to the Corporation or another Restricted Subsidiary or any collateral agent under the Credit Facilities) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness or exchange rate risk;

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business;

(11) Contribution Indebtedness;

(12) the incurrence by the Corporation or any Restricted Subsidiary of the Corporation of Indebtedness which serves to refund or refinance any Indebtedness or to repurchase, retire or otherwise extinguish any Senior Securities or Parity Securities, and to pay all reasonable fees and expenses (other than any management or other fees of the Consortium) incurred in conjunction therewith; provided that (i) so long as any of the Notes remain outstanding, any new Indebtedness incurred has a final maturity that is no earlier than the maturity date of the Notes, (ii) if repurchasing Indebtedness and not Senior Securities or Parity Securities, Total Indebtedness is not thereby increased, (iii) if repurchasing Indebtedness and not Senior Securities or Parity Securities, Cash Interest Expense is not thereby increased, (iv) if repurchasing Indebtedness and not Senior Securities or Parity Securities, either Total Indebtedness or Cash Interest Expense is thereby decreased, and (v) if the new Indebtedness does not require mandatory periodic payments of interest thereon prior to maturity, the face amount of such Indebtedness, together with accrued interest thereon if no interest were paid within the first 36 months after incurrence thereof, does not exceed the amount of the Indebtedness, or Senior Securities or Parity Securities, refinanced therewith;

(13) Indebtedness of Persons that are acquired by the Corporation or any Restricted Subsidiary or merged into the Corporation or a Restricted Subsidiary, on condition that, after giving effect to such acquisition or merger, either

(A) the Corporation would be permitted to incur at least $ 1.00 or additional Indebtedness pursuant to the Leverage Ratio test set forth in Section 10(a), or

(B) the Leverage Ratio of the Corporation and the Restricted Subsidiaries is less than immediately prior to such acquisition or merger;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, on condition that such Indebtedness is extinguished within two Business Days of its incurrence;

(15) Indebtedness of the Corporation or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(16) (A) any guarantee by the Corporation or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms hereof, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Corporation;

(17) Indebtedness of the Corporation or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(18) Indebtedness consisting of Indebtedness issued by the Corporation or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Corporation or any direct or indirect parent company of the Corporation to the extent permitted herein;

(19) Indebtedness of the Corporation or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Corporation or such Restricted Subsidiary of property used or useful in a Similar Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger, amalgamation or consolidation with, any Person owning such assets), on condition that, after giving pro forma effect to such transaction and any related transactions, the Corporation and its Restricted Subsidiaries on a consolidated basis, for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, (A) would have had a Leverage Ratio of not greater than the Leverage Ratio on the Issue Date and (B) would have had a Leverage Ratio lower than the Leverage Ratio for such period immediately prior to giving pro forma effect to such transaction and any related transactions; and

(20) incurrence by the Corporation or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $50.0 million at any time outstanding.

(c) For purposes of determining compliance with this Section 10:

(1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (1) through (20) of Section 10(b) or is entitled to be incurred pursuant to Section 10(a), the Corporation, in its sole discretion, shall classify or reclassify such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, however, that all Indebtedness outstanding under the Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of Section 10(b); and

(2) at the time of incurrence, the Corporation shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 10(a) and Section 10(b).

(d) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 11. Transactions with Affiliates.

(a) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each of the foregoing, an “Affiliate Transaction” involving aggregate payments or consideration in excess of $2.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Corporation or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Corporation;

(A) with respect to any Affiliate Transaction or Series of related Affiliate Transactions involving aggregate payments or consideration in excess of $5.0 million, causes such Affiliate Transaction to be authorised by a resolution approved by a majority of the board of directors of the Corporation; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, obtains a letter from an Independent Financial Advisor suiting that such transaction is fair to the Corporation or such Restricted Subsidiary from a financial point of view.

(b) The provisions of Section 11(a) shall not apply to the following:

(1) transactions between or among the Corporation or any of its Restricted Subsidiaries;

(2) transactions permitted by Section 4(b) and (c), or described in the definition of “Permitted Investments;”

(3) the payment to the applicable Affiliates of members of the Consortium pursuant to the Advisory Services Agreement of (i) co-advisory fees in an aggregate amount in any fiscal year not to exceed the amount of the ongoing advisory fee set forth in the Advisory Services Agreement as in effect on the Issue Date for such fiscal year, (ii) related expenses payable thereunder (calculated, solely for the purpose of this clause (3), assuming that such fees and related expenses had not been paid, when calculating Net Income), (plus any unpaid advisory fees within such amount, accrued interest thereon and related expenses accrued in any prior year), and (iii) any termination fees pursuant to the Advisory Services Agreement not to exceed the amount set forth in the Advisory Services Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Corporation, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions as to which the Corporation or any of its Restricted Subsidiaries, as the case may be, obtains a letter from an Independent Financial Advisor stating that such transaction is fair to the Corporation or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Corporation or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the Transaction and the payment of all fees and expenses related to the Transaction;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms hereof that are fair to the Corporation and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Corporation or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) payments by the Corporation or any of its Restricted Subsidiaries to any of the members of the Consortium made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board in good faith;

(10) payments or loans (or cancellation of loans) to employees or consultants of the Corporation, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Corporation in good faith;

(11) investments by the members of the Consortium, directly or indirectly, in securities of the Corporation or any of its Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms;

(12) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Corporation or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided, however, that no Affiliate of the Corporation or any of its Subsidiaries other than the Corporation or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity; and

(13) transactions with Cumulus or any of its Affiliates involving or for the benefit of the Corporation and its Subsidiaries, including without any limitation any transactions regarding use of programming, network programming and sales, sales commissions, compensation to radio stations or the employment or compensation of personnel and contractors, including on air talent, in each case, (a) in the ordinary course of business, which are fair to the Corporation and its Restricted Subsidiaries, in the reasonable determination of the majority of disinterested members of the Board, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, or (b) which would not constitute a Change of Control because it meets the conditions of the proviso in the definition of “Change of Control.”

Section 12. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Corporation shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Corporation or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Corporation or any of its Restricted Subsidiaries;

(2) make loans or advances to the Corporation or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Corporation or any of its Restricted Subsidiaries.

(b) The restrictions in Section 12(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Agreement and the related documentation;

(2) the Indenture, the Notes, the Guarantees and the Security Documents;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of Section 12(a) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order,

(5) any agreement or other instrument of a Person acquired by the Corporation or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Corporation pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 10 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(10) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business; and

(11) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 12(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) of this Section 12(b); provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Corporation, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 13. Notices.

(a) Every notice required to be given by the Corporation to holders of Series A Preferred Stock pursuant to Section 7 shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the Redemption Date. Any notice mailed as provided in this Section 13 shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry Form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

(b) All notices or communications in respect of the Series A Preferred Stock (other than pursuant to Section 7) shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted by the terms hereof, in the Certificate of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series A Preferred Stock in any manner permitted by such facility.

Section 14. Procedures for Voting and Consents.

The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility, if any, on which the Series A Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preferred Stock has been cast or given on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent (provided that the specified liquidation amount for any share of Series A Preferred Stock shall be the Liquidation Preference for such share) as if the Corporation were liquidated on the record date for such vote or consent if any, or in the absence of a record date, on the date for such vote or consent.

Section 15. Record Holders.

To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 16. Replacement Certificates.

The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation or its agent. The Corporation or its agent shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation or its agent.

Section 17. Definitions; Usage.

(a) When used in this Exhibit A to the Amended and Restated Certificate of Incorporation, the following terms shall have the meanings set forth below:

“Acceptable Commitment” has the meaning set forth in Section 9(b).

“Accrued Dividends” has the meaning set forth in Section 6(a).

“Acquired Indebtedness” means, with respect to any specified Person.

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Advisory Services Agreement” means the advisory services agreement dated May 5, 2006 among Holdings, the Corporation, Cumulus Media Partners, LLC, a Delaware limited liability company, and affiliates of the members of the Consortium named therein, as amended, restated, supplemented or otherwise modified.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 11(a).

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Corporation or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the declaration or payment of any dividend that is permitted to be made under the terms of the Series A Preferred Stock;

(c) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(d) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Corporation or by the Corporation or a Restricted Subsidiary to another Restricted Subsidiary;

(e) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) foreclosures on assets;

(i) any financing transaction with respect to property built or acquired by the Corporation or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture; and

(j) the licensing of intellectual property.

“Asset Sale Offer” has the meaning set forth in Section 9(d).

“Board” has the meaning set forth in Section 3(a).

“Board Observer” has the meaning set forth in Section 8(a).

“Business Day” means each day which is not a Legal Holiday.

“Bylaws” means the Corporation’s Bylaws, as may be amended from time to time.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully and unconditionally guaranteed by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (of, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, on condition that such amounts are converted into United States dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the cash component of Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding, without limitation, original issue discount, non-cash interest expense, amortization and write-off of debt issuance costs, the interest component of any deferred payment obligations and net payments, if any, pursuant to Hedging Obligations; plus

(2) the cash component of Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any cash interest payment on Indebtedness of another person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon and limited to the amount of such guarantee or the fair market value of the properly secured by such Lien, as the case may be.

“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a Series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or

(2) the Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Corporation or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Corporation, provided, that a “Change of Control” will not include a merger, consolidation or other business combination, in any such case, involving Cumulus and/or its controlled Affiliates if the Leverage Ratio of the Corporation or the successor thereto immediately following such transaction is not greater than the Leverage Ratio of the Corporation immediately prior to such merger, consolidation or other business combination.

“CMPSC” means CMP Susquehanna Corp., a Delaware corporation.

“Common Stock” has the meaning set forth in Section 2.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP) (d) the interest component of Capitalized Lease Obligations, and (c) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation of a Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Corporation, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Corporation shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) effects of adjustments (including the effects of such adjustments pushed down to the Corporation and its Restricted Subsidiaries) in the property and equipment, other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(8) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(9) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(10) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition. Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(11) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded.

“Consortium” means Bain Capital Partners, LLC, The Blackstone Group, Thomas H. Lee Partners, L.P. and Cumulus and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Contribution Indebtedness” means Indebtedness of the Corporation or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Corporation or such Restricted Subsidiary after the Issue Date.

“Credit Facilities” means, with respect to the Corporation or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Cumulus” means Cumulus Media Inc., a Delaware corporation.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a resolution of the Board setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Dividend Payment Data” has the meaning set forth in Section 3(a).

“Dividend Record Date” has the meaning set forth in Section 3(a).

“Dividend Shares” has the meaning set forth in Section 3(a).

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided, however, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of advisory fees and related expenses (other than pursuant to the Management Agreement or any replacement thereof) paid in such period to members of the Consortium (or their Affiliates, as applicable) to the extent otherwise permitted under Section 11; plus

(i) the amount of loss incurred by the Corporation or any Restricted Subsidiary in connection with acquiring “stick” stations or commencing operations under an owned, but not operated, license, in each case as a direct result of the acquisition of such station or initiation of such license within 24 months of the acquisition of the applicable station or initiation of operations in respect of the applicable license in an aggregate amount for all such stations and licenses not to exceed $5.0 million in any four fiscal quarter period,

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Corporation or any of its direct or indirect parent companies, other than:

(1) public offerings with respect to the Corporation’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Corporation; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” means the offer to exchange and solicitation of consents for any and all of the outstanding 9 7/8% Senior Subordinated Notes due 2014 of CMPSC by the Corporation and CMPSC, commenced on March 9, 2009.

“Excess Proceeds” has the meaning set forth in Section 9(d).

“Excluded Contribution” means net cash proceeds or marketable securities received by the Corporation from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Corporation or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Corporation) of Capital Stock of the Corporation;

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Corporation on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“FCC” means the U.S. Federal Communications Commission.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period; and

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Guarantee” means the guarantee by any Guarantor of CMPSC’s obligations under the Indenture.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means the Corporation and each other Person that guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holdings” means CMP Susquehanna Holdings Corp., a Delaware corporation.

“‘incur” or “incurrence” has the meaning set forth in Section 10(a).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (I) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person.

“Indenture” means the indenture, dated on or about the Issue Date, among CMPSC, the Guarantors and Wells Fargo Bank, National Association, as trustee, governing the Notes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Corporation, qualified to perform the task for which it has been engaged.

Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Corporation and its Subsidiaries; and

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Corporation in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary”:

(1) “Investments” shall include the portion (proportionate to the Corporation’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Corporation at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Corporation shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Corporation’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Corporation’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the lime of such transfer, in each case as determined in good faith by the Corporation.

“Issue Date” has the meaning set forth in Section 1.

“Junior Securities” has the meaning set forth in Section 2.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Leverage Ratio” means, with respect to any specified Person on any date of determination (the “Calculation Date”) the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness plus the aggregate liquidation preference of all Preferred Stock (except Preferred Stock issued to the Corporation or a Restricted Subsidiary) of such Person and its Restricted Subsidiaries as of the Calculation Date determined on a consolidated basis in accordance with GAAP to (2) the EBITDA of such Person and its Restricted Subsidiaries attributable to continuing operations and businesses for the four full fiscal quarters ended most recently prior to the Calculation Date.

For purposes of calculating the Leverage Ratio:

(1) acquisitions, including Investments, that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, and any incurrence or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the four quarter reference period and on or prior to the date of determination, as if such incurrence or issuance, or the repayment, as the case may be, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period);

(2) For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Corporation;

(3) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the four-quarter reference period;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed (o have been a Restricted Subsidiary at all times during such four-quarter period; and

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of EBITDA, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding clause (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected wider applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidation Event” has the meaning set forth in Section 6(a).

“Liquidation Preference” has the meaning set forth in Section 6(a).

“Management Agreement” means the management agreement dated May 5, 2006 between Cumulus and Holdings, as amended, restated, supplemented or otherwise modified.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Corporation or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of

Section 9(b)) to be paid as a result of such Transaction and any deduction of appropriate amounts to be provided by the Corporation or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Corporation or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the Variable Rate Senior Subordinated Secured Second Lien Notes due 2014 of CMPSC, issued pursuant to the Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Parity Securities” has the meaning set forth in Section 2.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Corporation or any of its Restricted Subsidiaries and another Person; provided, however, that any cash or Cash Equivalents received must be applied in accordance with Section 9.

“Permitted Investments” means:

(1) any Investment in the Corporation or any of its Restricted Subsidiaries;

(2) any Investment by the Corporation or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) guarantees of Indebtedness permitted under Section 10;

(4) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(5) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that arc at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 3.5% of Total Assets all the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(7) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices; and

(8) Investments in Permitted Joint Ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8), that are at that time outstanding not to exceed 1.0% of Total Assets at the time of such Investment (with the fair market value being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Ventures” means a corporation, partnership or other entity (other than a Subsidiary) engaged in one or more Similar Businesses in respect of which the Corporation or a Restricted Subsidiary (a) beneficially owns at least 20% of the Equity Interests of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be the Corporation or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Redemption Date” has the meaning set forth in Section 7(b).

“Redemption Notice” has the meaning set forth in Section 7(b).

“Redemption Price” has the meaning set forth in Section 7(b).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided, however, that any assets received by the Corporation or a Restricted Subsidiary in exchange for assets transferred by the Corporation or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Corporation (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Corporation or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Corporation or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Corporation or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Senior Credit Agreement” means the Senior Credit Agreement, dated as of May 5, 2006 by and among CMPSC, the Corporation, the other guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Senior Credit Facilities” means the credit facility under the Senior Credit Agreement.

“Senior Indebtedness” means:

(1) all Indebtedness of CMPSC, the Corporation or any other Guarantor outstanding under the Senior Credit Facilities and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of CMPSC, the Corporation or any other Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of CMPSC, the Corporation or any other Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof);

(3) any other Indebtedness of CMPSC, the Corporation or any other Guarantor; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

“Senior Securities” has the meaning set forth in Section 2.

“Senior Subordinated Indebtedness” means:

(1) Indebtedness which ranks equal in right of payment to the Notes issued by CMPSC; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of the Notes.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Similar Business” means any business conducted or proposed to be conducted by the Corporation and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Value” has the meaning set forth in Section 1.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Total Assets” means the total assets of the Corporation and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Corporation or such other Person as may be expressly stated.

“Total Indebtedness” means the total Indebtedness of the Corporation and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Corporation.

“Transaction” means the transactions contemplated by the Exchange Offer.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Corporation which at the time of determination is an Unrestricted Subsidiary (as designated by the Corporation, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Corporation may designate any Subsidiary of the Corporation (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Corporation or any Subsidiary of the Corporation (other than solely any Subsidiary of the Subsidiary to be so designated); provided, however, that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Corporation; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Corporation or any Restricted Subsidiary.

The Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary on condition that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Corporation could incur at least $1.00 of additional Indebtedness pursuant to the Leverage Test; or

(2) the Leverage Ratio for the Corporation its Restricted Subsidiaries would not be greater than such ratio for the Corporation and its Restricted Subsidiaries immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Corporation shall be notified by the Corporation to the Board Observer by promptly transmitting to the Board Observer a copy of the resolution of the board of directors of the Corporation or any committee thereof giving effect to such designation and shall certify that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the rime entitled to vote in the election of the board of directors of such Person.

“Warrants” means the warrants to purchase up to 4,000,000 shares of Common Stock at an exercise price of $0.01 per share, issued on or about the Issue Date pursuant to the Exchange Offer.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than shares owned by such Person’s directors) shall at the time be owned by such Person or by one or more Wholly owned Subsidiaries of such Person.

(b) For purposes of the definitions set forth above, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

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